U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 10-Q
(Mark One)

☒ Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended September 30, 2007 or

☐ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from to

Commission file number: 000-1412067

Oncothyreon Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0868560
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

110 - 110th Avenue NE; Suite 685 Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

(425) 450-0370
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

☒ Yes  ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. (See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Securities Exchange Act.)

Large Accelerated filer ☐	Accelerated Filer ☐	Non- Accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes  ☐   No  ☒

As of November 13, 2007, the number of outstanding shares of the registrant’s common stock was nil.

Oncothyreon Inc.
Form 10-Q
September 30, 2007

INDEX
Part I Financial Information

Item 1.	Financial Statements (unaudited)

Condensed Balance Sheet as of September 30, 2007
Condensed Statement of Operations and Accumulated Deficit - Period from incorporation, September 7, 2007 to September 30, 2007
Condensed Statement of Cash Flows - Period from incorporation, September 7, 2007 to September 30, 2007
Notes to the Interim Condensed Financial Statements

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 3.	Quantitative and Qualitative Disclosures about Market Risks

Item 4.	Controls and Procedures

Part II Other Information

Item 1.	Legal Proceedings - not applicable

Item 1A.	Risk Factors

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds - not applicable

Item 3.	Defaults Upon Senior Securities - not applicable

Item 4.	Submission of Matters to a Vote of Security Holders - not applicable

Item 5.	Other Information - not applicable

Item 6.	Exhibits

Signature

In this Form 10-Q, unless otherwise specified, all monetary amounts are in United States dollars, all references to “$” and “U.S. dollars” mean U.S. dollars and all references to “Cdn. $” mean Canadian dollars.

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements (unaudited)

ONCOTHYREON INC.
CONDENSED BALANCE SHEET
As of September 30, 2007
(expressed in thousands of U.S. dollars)
(unaudited)

ASSETS
Total assets	$-
LIABILITIES AND CAPITAL DEFICIENCY
Liabilities
Current
Accrued liabilities	$7
Class UA Preferred stock, 12,500 shares authorized, no shares issued and outstanding (Note 3)	-
Capital deficiency
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding (Note 3)	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, no shares issued and outstanding (Note 3)	-
Accumulated deficit	(7)
Total capital deficiency	(7)
Total liabilities and capital deficiency	$-

See accompanying notes to the interim condensed financial statements.

ONCOTHYREON INC.
CONDENSED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
Period from incorporation, September 7, 2007 to September 30, 2007
(expressed in thousands of U.S. dollars)
(unaudited)

REVENUE
Total revenue	$-
EXPENSES
General and administrative	7
Total expenses	7
NET LOSS	(7)
ACCUMULATED DEFICIT, beginning of period	-
ACCUMULATED DEFICIT, end of period	$(7)

See accompanying notes to the interim condensed financial statements.

ONCOTHYREON INC.
CONDENSED STATEMENT OF CASH FLOWS
Period from incorporation, September 7, 2007 to September 30, 2007
(expressed in thousands of U.S. dollars)
(unaudited)

OPERATING
Net loss	$(7)
Net change in non-cash working capital balances from operations
Accrued liabilities	7
Total operating	-
CASH AND CASH EQUIVALENTS, beginning of period	-
CASH AND CASH EQUIVALENTS, end of period	$-

See accompanying notes to the interim condensed financial statements.

ONCOTHYREON INC.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
(expressed in thousands of U.S. dollars, except share amounts)
(unaudited)

1.           Incorporation and Basis of Presentation

Biomira Corporation, subsequently renamed Oncothyreon Inc. (“Oncothyreon” or the “Company”) was incorporated under the Delaware General Corporation Law on September 7, 2007.  These unaudited interim condensed financial statements have been prepared using accounting principles generally accepted in the United States (“U.S. GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), for the preparation of interim financial information. They do not include all information and notes required by U.S. GAAP in the preparation of annual financial statements.

During the period from incorporation, September 7, 2007, to September 30, 2007, the Company has incurred nominal expenses relating to regulatory filing fees and incorporation costs.  The Company believes all adjustments necessary for a fair presentation of the results for the period presented have been made and all such adjustments were of a normal recurring nature.  The Company was formed to participate in a plan of arrangement described in note 2.

2.           Plan of Arrangement

On September 12, 2007, Biomira Inc., a Canada Business Corporations Act corporation, announced that its board of directors approved a proposal to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States through a plan of arrangement (the “Reincorporation”).  Under the plan of arrangement, which is subject to approval by shareholders of Biomira Inc. and a Canadian court, Biomira Inc. will migrate to the United States by creating a holding corporation based in the State of Delaware, Oncothyreon, which will be the ultimate parent corporation of a successor corporation of the current Biomira Inc. and its subsidiaries.  Oncothyreon intends to establish its headquarters in or near Seattle, Washington.

Upon the completion of the proposed arrangement, holders of common shares of Biomira Inc. will receive one-sixth of a share of common stock of Oncothyreon in exchange for each common share of Biomira Inc., which will have the effect of a 6 for 1 reverse stock split of Biomira Inc.’s outstanding common shares.  The holder of the 12,500 outstanding Biomira Inc. Class A preference shares will receive one share of Class UA Preferred Stock of Oncothyreon for each Biomira Inc. Class A preference share.

The transaction will be completed through a plan of arrangement, which will require the approval of two-thirds of the common and preference shares represented at a special meeting of Biomira Inc.’s shareholders, voting as a class. Such a meeting is expected to take place in Edmonton, Alberta, Canada following the distribution of a definitive proxy statement/prospectus contained as part of a registration statement filed with the SEC and receipt of an interim order with respect to the proposed plan of arrangement from the Alberta Court of Queen’s Bench (Note 4).  On September 12, 2007, Biomira Corporation filed a registration statement on Form S-4 with the SEC that includes a preliminary proxy statement/prospectus covering the proposed plan of arrangement and the common and preferred stock to be issued to Biomira Inc.’s shareholders in the plan of arrangement.

On September 27, 2007, Oncothyreon filed with the SEC Amendment No. 1 to Form S-4, in which the name Oncothyreon Inc. replaced the previously used name, Biomira Corporation.  The Reincorporation along with the name change will become effective upon shareholder and court approval of a plan of arrangement, following which Oncothyreon will become the ultimate parent corporation of a successor corporation of the current Biomira Inc. and its subsidiaries.

The Reincorporation represents a transaction among entities under common control.  Assets and liabilities transferred between entities under common control are accounted for at historical cost.  Accordingly, the assets and liabilities of Biomira Inc. will be reflected at their historical cost in the accounts of Oncothyreon.  Any Biomira Inc. shares that are acquired from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

3.           Share Capital

Common Stock

The holders of Oncothyreon’s common stock are entitled to receive such dividends or distributions as are lawfully declared on the Company’s common stock, to have notice of any authorized meeting of shareholders, and to exercise one vote for each share of Oncothyreon common stock on all matters which are properly submitted to a vote of the Company’s shareholders. As a Delaware corporation, the Company is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, holders of Oncothyreon common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of The Company’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Oncothyreon preferred stock. The holders of Oncothyreon common stock have no conversion, redemption, preemptive or cumulative voting rights.

Preferred Stock

Shares of Oncothyreon preferred stock may be issued in one or more series from time to time by the Board of Directors of the Company, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of the Board of Directors of the Company, the Oncothyreon preferred stock would generally have preferences over Oncothyreon common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company.

Class UA Preferred Stock

The Company’s Class UA preferred stock would have the following rights, privileges, and limitations:

Voting: Each share of Class UA preferred stock will not be entitled to receive notice of, or to attend and vote at, any shareholder meeting unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA preferred stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA preferred stock shall be entitled to receive notice of and to attend and vote at such meeting. Amendments to the certificate of incorporation of Oncothyreon that would increase or decrease the par value of the Class UA preferred stock or alter or change the powers, preferences or special rights of the Class UA preferred stock so as to affect them adversely would require the approval of the holders of the Class UA preferred stock.

Conversion: The Class UA preferred stock is not convertible into shares of any other class of Oncothyreon capital stock.

Dividends: The holders of the shares of Class UA preferred stock will not be entitled to receive dividends.

Liquidation Preference: In the event of any liquidation, dissolution or winding up of Oncothyreon, the holders of the Class UA preferred stock will be entitled to receive, in preference to the holders of the Company’s common stock, an amount equal to the lesser of (a) 20% of the after tax profits (“net profits”), determined in accordance with generally accepted accounting principles, where relevant, consistently applied, for the period commencing at the end of the last completed financial year of Oncothyreon and ending on the date of the distribution of assets of the Company to its shareholders together with 20% of the net profits of Oncothyreon for the last completed financial year and (b) Cdn. $100 per share.

Redemption: Oncothyreon may, at its option and subject to the requirements of applicable law, redeem at any time the whole or from time to time any part of the then-outstanding shares of Class UA preferred stock for Cdn. $100 per share. The Company is required each year to redeem at Cdn. $100 per share that number of shares of Class UA preferred stock as is determined by dividing 20% of the net profits by Cdn.$100.

4.           Subsequent Event

On November 1, 2007, Biomira Inc. announced that it will hold a special meeting of shareholders on December 4, 2007.  The meeting will consider a special resolution to approve the Reincorporation.  Holders of common shares and preference shares as of the close of business on October 24, 2007, are entitled to receive notice of and to vote at the special meeting.  A proxy statement/prospectus in connection with the solicitation of proxies for the special meeting is expected to be mailed to shareholders no later than November 13, 2007.  The special meeting is taking place pursuant to an interim order of the Alberta Court of Queen’s Bench dated October 29, 2007.

On October 29, 2007, Oncothyreon filed with the SEC Amendment No. 2 to Form S-4, which was declared effective by the SEC on October 31, 2007.  A post-effective amendment to Form S-4 was filed on November 7, 2007.  If the shareholders approve the Reincorporation and the Alberta Court of Queen’s Bench issues a final order approving the Reincorporation, Biomira Inc. currently estimates that the transactions contemplated by the Reincorporation should be completed on or about December 10, 2007.  Oncothyreon intends to trade on the Nasdaq National Market under the symbol “ONTY” and on the Toronto Stock Exchange under the symbol “ONY”

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The information in this Item 2 - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements, including, without limitation, statements regarding the proposed corporate migration and the expected impact of the arrangement with Biomira Inc.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed in our registration statement on Form S-4, as amended, which was declared effective by the SEC on October 31, 2007, “Risk Factors,” and in Part II, Item 1A of this report.

Corporate Migration

Oncothyreon Inc. (formerly known as Biomira Corporation) was formed for the purpose of effecting the proposed corporate migration of Biomira Inc., a Canada Business Corporations Act corporation, pursuant to a plan of arrangement implemented under Canadian law.  Under the plan of arrangement, Biomira Inc. will migrate to the United States by creating a holding corporation, Oncothyreon Inc., a Delaware corporation.  Upon the completion of the corporate migration, Oncothyreon Inc. will become the ultimate successor corporation of Biomira Inc. and its subsidiaries.

Item 3.  Qualitative and Quantitative Disclosures about Market Risks.

Not applicable as the Company has conducted no business operations as of September 30, 2007.

Item 4.  Controls and Procedures.

We were incorporated on September 7, 2007 in order to become the successor corporation to Biomira Inc., a Canada Business Corporations Act corporation, in connection with its corporate migration from Canada to the United States.  Since our formation, we have not conducted any activities other than those incidental to our formation and the filing of a registration statement in connection with the proposed corporate migration.  Accordingly, as of September 30, 2007, we have no employees (other than officers), no active operations, no assets and have issued no securities.  Disclosure controls and procedures have been designed consistent with our current non-operational status.

We have performed an evaluation under the supervision and with the participation of management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Based on that evaluation, our management, including our chief executive officer and chief financial officer, concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in reports filed or submitted by us under the Exchange Act is recorded, processed, summarized and reported in a timely fashion and that such information is accumulated and communicated to them so as to allow timely decisions regarding required disclosure.

During the period from inception of Oncothyreon, September 7, 2007, through the end of the fiscal quarter covered by this report, September 30, 2007, there were no changes in our internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

In the future, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002.  We believe we will have adequate resources and expertise, both internal and external, in place to meet this requirement.  However, there is no guarantee that our efforts will result in a management assurance, or an attestation by our independent auditors, that internal controls over financial reporting were adequate.

PART II - OTHER INFORMATION

Item 1A.  Risk Factors.

The following risks relate to the business currently conducted by Biomira Inc.  In connection with the proposed corporate migration, such business will become the business of Oncothyreon Inc. upon the consummation of the arrangement.  The use of terms such as “we,” “us,” and “our” in the following risk factors refer to Biomira Inc. and Oncothyreon Inc.

        The proposed arrangement will result in additional direct and indirect costs even if it is not completed.

        The arrangement will result in additional direct costs. In connection with the arrangement, we will become a United States domestic reporting issuer earlier than may have been required if we had not effected the arrangement, and we will also continue our status and incur costs as a Canadian reporting issuer. We will also incur additional costs and expenses of having to comply with United States securities laws as a domestic issuer. In addition, we will incur legal fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the arrangement. The arrangement may also result in certain indirect costs by diverting attention of our management and employees from our business with resulting increased administrative costs and expenses. We have a limited amount of cash reserves, and the cost of the arrangement may divert reserves that are otherwise necessary to execute on our business strategy.

        The anticipated benefits of the arrangement may not be realized.

        We believe that the arrangement will provide significant benefits for our company and our shareholders over the long-term, by, among other things, enhancing our access to United States capital markets and improving our ability to recruit qualified employees. However, we may not realize these anticipated benefits. If we do not, we will have expended considerable resources and management efforts in completing the arrangement without benefiting the company or our shareholders. Such expenditure of time and resources would adversely affect our business, operating results, and financial condition if the anticipated benefits are not achieved.

        Our common stock may become ineligible for listing on the NASDAQ Global Market, which would materially adversely affect the liquidity and price of our common stock.

        Biomira’s common shares are currently listed in the United States on the NASDAQ Global Market.  Oncothyreon intends to apply for substitute listing on the NASDAQ Global Market effective on the completion of the arrangement under the proposed symbol ONTY, and assuming the application is approved, it is expected that the Oncothyreon shares will commence trading on the NASDAQ Global Market immediately after the arrangement is completed.  Biomira’s and, if the arrangement is approved, Oncothyreon’s continued listing is contingent on meeting specific quantitative standards, including a minimum closing bid price of $1.00.  Although we expect the effective reverse split contemplated by the arrangement will result in Oncothyreon shares trading at a higher price per share than the Biomira common shares, we cannot provide assurances that this will occur or that the resulting trading price will, immediately after the arrangement or at any time in the future, result in Oncothyreon’s being able to satisfy the continued listing requirements of the NASDAQ Global Market.  Either Biomira or Oncothyreon could be unable to meet these requirements in the future, particularly if either company’s common shares fail to trade at or above $1.00 per share for an extended period of time.  On November 2, 2007, we received a letter from The Nasdaq Stock Market, Inc., which we refer to as Nasdaq, notifying Biomira that for the 30 consecutive trading days preceding the date of the letter, the bid price of Biomira’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the NASDAQ Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).  Our stock must achieve a minimum closing bid price of at least $1.00 for at least 10 consecutive business days within the 180 calendar days thereafter, or else we may be delisted from the NASDAQ Global Market.

        If either Oncothyreon’s common stock or Biomira’s common shares become ineligible for listing on the NASDAQ Global Market, and is thereafter traded only on the over-the-counter market or potentially on the NASDAQ Capital Market, our stockholders’ ability to purchase and sell Oncothyreon’s common stock or Biomira’s common shares could be less orderly and efficient and more costly.  Furthermore, a delisting of Oncothyreon’s common stock or Biomira’s common shares could have a materially adverse impact on our business operations by damaging our general business reputation, impairing our ability to obtain additional capital, reducing the incentives that equity ownership is intended to provide to our employees, and causing a loss of confidence by investors, suppliers and employees.  As a result of the negative impact on the liquidity of our equity securities and on our business, a delisting would also likely decrease the market price of our equity securities and increase the volatility of our stock price.

        Our near-term success is highly dependent on the success of our lead product candidate, Stimuvax, and we cannot be certain that it will receive regulatory approval or be successfully commercialized.

        Our lead product candidate, Stimuvax, is currently being evaluated in a Phase 3 clinical trial for the treatment of non-small cell lung cancer, or NSCLC, and will require the successful completion of this and possibly other clinical trials before submission of a biologic license application, or BLA, or its foreign equivalent for approval. This process can take many years and require the expenditure of substantial resources. Pursuant to our agreement with Merck KGaA of Darmstadt, Germany, or Merck KGaA, Merck KGaA is responsible for the regulatory approval process and any subsequent commercialization of Stimuvax. Merck KGaA may not advance the development and commercialization of Stimuvax as quickly as we would hope. Clinical trials involving the number of sites and patients required for Food and Drug Administration, or FDA, approval of Stimuvax may not be successfully completed. If these clinical trials fail to demonstrate that Stimuvax is safe and effective, it will not receive regulatory approval. Even if Stimuvax receives regulatory approval, it may never be successfully commercialized. If Stimuvax does not receive regulatory approval or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations. Any failure of Stimuvax to receive regulatory approval or be successfully commercialized would have a material adverse effect on our business, operating results, and financial condition and could result in a substantial decline in the price of our common stock.

     Stimuvax and our other vaccine product candidates are based on novel technologies, which may raise new regulatory issues that could delay or make FDA approval more difficult.

        The process of obtaining required FDA and other regulatory approvals, including foreign approvals, is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Stimuvax and our other vaccine therapies are novel; therefore, regulatory agencies may lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of Stimuvax and our other active vaccine products under development.

        To date, the FDA has not approved for commercial sale in the United States any active vaccine designed to stimulate an immune response against cancer. Consequently, there is no precedent for the successful commercialization of products based on our technologies in this area.

        We have a history of net losses, we anticipate additional losses and we may never become profitable.

        We have incurred net losses in each fiscal year since we commenced our research activities in 1985. Our losses have resulted primarily from expenses incurred in research and development of our product candidates. We do not know when or if we will complete our product development efforts, receive regulatory approval for any of our product candidates, or successfully commercialize any approved products. As a result, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all. Any failure of our products to complete successful clinical trials and obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

        If we fail to obtain additional financing when needed, we may be unable to complete the development, regulatory approval and commercialization of our product candidates.

        We have expended and continue to expend substantial funds in connection with our product development activities and clinical trials and regulatory approvals. Funds generated from our operations will be insufficient to enable us to bring all of our products currently under development to commercialization. Accordingly, we expect to need to raise additional funds from the sale of our securities in order to finance the commercialization of our product candidates. The sale of our securities or the expectation that we will sell additional securities may have an adverse effect on the trading price of our common stock. Further, we cannot be certain that additional financing will be available when and as needed or, if available, that it will be available on acceptable terms. If adequate financing is not available, we may need to reduce or eliminate our expenditures for research and development, testing, production and marketing for some of our product candidates. Our actual capital requirements will depend on numerous factors, including:

• our commercialization activities and arrangements;

• the progress of our research and development programs;

• the progress of our pre-clinical and clinical testing;

• the time and cost involved in obtaining regulatory approvals for our product candidates;

• the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights with respect to our intellectual property;

• the effect of competing technological and market developments;

• the effect of changes and developments in our existing collaborative, licensing and other relationships; and

• the terms of any new collaborative, licensing and other arrangements that we may establish.

        We may not be able to secure sufficient financing on acceptable terms. If we cannot, we may need to delay, reduce or eliminate some or all of our research and development programs, any of which would be expected to have a material adverse effect on our business, operating results, and financial condition.

        There is no assurance that we will be granted regulatory approval for any of our product candidates.

        Merck KGaA is currently testing our lead product candidate, Stimuvax, in an ongoing Phase 3 clinical trial for the treatment of NSCLC. PX-12 is currently in a Phase 2 clinical trial for pancreatic cancer, and we have recently initiated a Phase 1 clinical trial for PX-478. All of our other product candidates remain in the pre-clinical testing stages. The results from pre-clinical testing and clinical trials that we have completed may not be predictive of results in future pre-clinical tests and clinical trials, and there can be no assurance that we will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals. A number of companies in the biotechnology and pharmaceutical industries, including Biomira, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Regulatory approval may not be obtained for any of our product candidates. If our product candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related pre-clinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

        We are dependent upon our collaborative relationship with Merck KGaA to develop and commercialize our lead product candidate, Stimuvax.

        Under our collaboration with Merck KGaA for our lead product candidate, Stimuvax, Merck KGaA is responsible for the development and worldwide commercialization of Stimuvax and the costs associated with such development and commercialization. We are obligated to manufacture clinical supplies, and if Stimuvax is approved, commercial supplies of the product, and Merck KGaA is obligated to purchase such supplies from us. Any future payments, including royalties to us, will depend on the extent to which Merck KGaA advances Stimuvax through development and commercialization. With respect to control over decisions and responsibilities, the collaboration provides for a steering committee, consisting of representatives of Merck KGaA and us. Ultimate decision-making authority as to most matters within the collaboration, however, is vested in Merck KGaA, with the exception of matters relating to manufacturing with respect to which we have ultimate decision-making authority. Merck KGaA has the right to terminate the collaboration agreement, upon 30 days' written notice, if, in Merck KGaA's reasonable judgment, Merck KGaA determines that there are issues concerning the safety or efficacy of Stimuvax which materially adversely affect Stimuvax's medical, economic or competitive viability, provided that if Biomira does not agree with such determination Biomira has the right to cause the matter to be submitted to binding arbitration. Our ability to receive any significant revenue from Stimuvax is dependent on the efforts of Merck KGaA. If Merck KGaA fails to fulfill its obligations under this agreement, we would need to obtain the capital necessary to fund the development and commercialization of Stimuvax or enter into alternative arrangements with a third party. We could also become involved in disputes with Merck KGaA, which could lead to delays in or termination of our development and commercialization of Stimuvax and time-consuming and expensive litigation or arbitration. If Merck KGaA terminates or breaches its agreement with us, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or commercializing Stimuvax would be materially and adversely affected.

       We currently rely on third party manufacturers to supply our product candidates, which could delay or prevent the clinical development and commercialization of our product candidates.

        We currently depend on a single manufacturer, Baxter International Inc., or Baxter, for the supply of our lead product candidate, Stimuvax, and on Corixa Corp. (now part of GlaxoSmithKline plc, or GSK) for the manufacture of the adjuvant in Stimuvax. We also currently depend on other manufacturers for certain other biopharmaceutical components of Stimuvax and for the manufacture of our small molecule product candidates. Any disruption in production, inability of these third party manufacturers to produce adequate quantities to meet our needs or other impediments with respect to development or manufacturing could adversely affect our ability to continue our research and development activities or successfully complete pre-clinical studies and clinical trials, delay submissions of our regulatory applications or adversely affect our ability to commercialize our product candidates in a timely manner, or at all.

        For example, if Stimuvax is not approved by 2011, Corixa/GSK may terminate its obligation to supply the adjuvant to us. In this case, we would retain the necessary licenses from Corixa/GSK required to have the adjuvant manufactured for us, but the transfer of the process to a third party would delay the development and commercialization of Stimuvax, which would materially harm our business.

        Our product candidates have not yet been manufactured on a commercial scale. In order to commercialize a product candidate, the third party manufacturer may need to increase its manufacturing capacity, which may require the manufacturer to fund capital improvements to support the scale up of manufacturing and related activities. We may be required to provide all or a portion of these funds. The third party manufacturer may not be able to successfully increase its manufacturing capacity for our product candidate for which we obtain marketing approval in a timely or economic manner, or at all. If any manufacturer is unable to provide commercial quantities of a product candidate, we will need to successfully transfer manufacturing technology to a new manufacturer. Engaging a new manufacturer for a particular product candidate could require us to conduct comparative studies or utilize other means to determine equivalence between product candidates manufactured by a new manufacturer and those previously manufactured by the existing manufacturer, which could delay or prevent our ability to commercialize our product candidates. If any of these manufacturers is unable or unwilling to increase its manufacturing capacity or if we are unable to establish alternative arrangements on a timely basis or on acceptable terms, the development and commercialization of our product candidates may be delayed or there may be a shortage in supply.

        Any manufacturer of our products must comply with current Good Manufacturing Practices, or cGMP, requirements enforced by the FDA through its facilities inspection program or by foreign regulatory agencies. These requirements include quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. We have little control over our manufacturers' compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturers' failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products.

        The continuing threat of terrorist attacks on the United States and current concern regarding the possibility of further chemical/biological terrorist threats could interfere with the manufacturing and distribution of our product candidates.

        Certain ingredients of our product candidates are manufactured by third parties in the United States or other countries who ship these ingredients to third party manufacturing locations, which currently are in the United States. The continuing threat of terrorist attacks on the United States and current concern regarding the possibility of further chemical/biological terrorist threats have resulted in increased scrutiny of shipments of many materials into the United States from Canada and abroad. As a consequence, it is possible that there could be delays in the shipment of the components and materials made outside the United States and shipped to the manufacturing locations in the United States, or in the reshipment from within the United States to our Canadian locations and to Merck KGaA for distribution within and outside the United States.

        Any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business.

        Each of our product candidates must undergo extensive pre-clinical studies and clinical trials as a condition to regulatory approval. Pre-clinical studies and clinical trials are expensive and take many years to complete. The commencement and completion of clinical trials for our product candidates may be delayed by many factors, including:

• our or our collaborators' ability to obtain regulatory approval to commence a clinical trial;

• our or our collaborators' ability to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;

• delays in patient enrollment and variability in the number and types of patients available for clinical trials;

• poor effectiveness of product candidates during clinical trials;

• unforeseen safety issues or side effects;

• governmental or regulatory delays and changes in regulatory requirements, policy and guidelines; and

• varying interpretation of data by the FDA and similar foreign regulatory agencies.

        It is possible that none of our product candidates will complete clinical trials in any of the markets in which we and/or our collaborators intend to sell those product candidates. Accordingly, we and/or our collaborators may not receive the regulatory approvals necessary to market our product candidates. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for product candidates would prevent or delay their commercialization and severely harm our business and financial condition.

        The failure to enroll patients for clinical trials may cause delays in developing our product candidates.

        We may encounter delays if we or our collaboration partners are unable to enroll enough patients to complete clinical trials. Patient enrollment depends on many factors, including, the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Moreover, when one product candidate is evaluated in multiple clinical trials simultaneously, patient enrollment in ongoing trials can be adversely affected by negative results from completed trials. Our product candidates are focused in oncology, which can be a difficult patient population to recruit.

        We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for or be able to commercialize our product candidates.

        We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to assist in conducting our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for our product candidates.

        Even if regulatory approval is received for our product candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market.

        Approval of a product candidate may be conditioned upon certain limitations and restrictions as to the drug's use, or upon the conduct of further studies, and may be subject to continuous review. After approval of a product, if any, there will be significant ongoing regulatory compliance obligations, and if we or our collaborators fail to comply with these requirements, we and/or our collaborators could be subject to penalties, including:

• warning letters;

• fines;

• product recalls;

• withdrawal of regulatory approval;

• operating restrictions;

• disgorgement of profits;

• injunctions; and

• criminal prosecution.

        Regulatory agencies may require us or our collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, we or our collaborators may be unable to submit applications to regulatory agencies within the time frame we currently expect. Once submitted, applications must be approved by various regulatory agencies before we or our collaborators can commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in our clinical studies could delay our ability to generate revenues and harm our financial condition and results of operations.

        Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products internationally.

        We intend to have our product candidates marketed outside the United States. In order to market our products in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. To date, we have not filed for marketing approval for any of our product candidates and may not receive the approvals necessary to commercialize our product candidates in any market. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory agencies in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory agencies in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm our business.

        Our product candidates may never achieve market acceptance even if we obtain regulatory approvals.

        Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third party payors such as health insurance companies and other members of the medical community as a therapeutic and cost-effective alternative to competing products and treatments. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, including:

• our ability to provide acceptable evidence of safety and efficacy;

• the prevalence and severity of adverse side effects;

• availability, relative cost and relative efficacy of alternative and competing treatments;

• the effectiveness of our marketing and distribution strategy;

• publicity concerning our products or competing products and treatments; and

• our ability to obtain sufficient third party insurance coverage or reimbursement.

        If our product candidates do not become widely accepted by physicians, patients, third party payors and other members of the medical community, our business, financial condition and results of operations would be materially and adversely affected.

        If we are unable to obtain, maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

        Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and will depend in large part on our ability to:

• obtain patent and other proprietary protection for our technology, processes and product candidates;

• defend patents once issued;

• preserve trade secrets; and

• operate without infringing the patents and proprietary rights of third parties.

        As of September 30, 2007, we owned approximately 28 United States and corresponding foreign patents and patent applications and held exclusive or partially exclusive licenses to over 21 United States and corresponding foreign patents and patent applications. The degree of future protection for our proprietary rights is uncertain. For example:

• we might not have been the first to make the inventions covered by any of our patents, if issued, or our pending patent applications;

• we might not have been the first to file patent applications for these inventions;

• others may independently develop similar or alternative technologies or products and/or duplicate any of our technologies and/or products;

• it is possible that none of our pending patent applications will result in issued patents or, if issued, these patents may not be sufficient to protect our technology or provide us with a basis for commercially-viable products and may not provide us with any competitive advantages;

• if our pending applications issue as patents, they may be challenged by third parties as not infringed, invalid or unenforceable under U.S. or foreign laws;

• if issued, the patents under which we hold rights may not be valid or enforceable; or

• we may develop additional proprietary technologies that are not patentable and which may not be adequately protected through trade secrets, if for example a competitor were to independently develop duplicative, similar or alternative technologies.

        The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves many complex legal and technical issues. There is no clear policy involving the breadth of claims allowed in patents or the degree of protection afforded under patents. Although we believe our potential rights under patent applications provide a competitive advantage, it is possible that patent applications owned by or licensed to us will not result in patents being issued, or that, if issued, the patents will not give us an advantage over competitors with similar products or technology, nor can we assure you that we can obtain, maintain and enforce all ownership and other proprietary rights necessary to develop and commercialize our product candidates. For example, PX-12 was described in a publication over a year before the earliest priority date of a patent application covering PX-12 in the United States. Therefore, claims to the PX-12 composition cannot be obtained in the U.S. or in a foreign country. Similarly, claims covering the composition of PX-478 were only filed in the U.S. and Canada, which will prevent us from being able to obtain claims covering the composition of PX-478 in other foreign jurisdictions, including Europe.

        Even if any or all of our patent applications issue as patents, others may challenge the validity, inventorship, ownership, enforceability or scope of our patents or other technology used in or otherwise necessary for the development and commercialization of our product candidates. Further, in the future, any such challenge may not be successful. Moreover, the cost of litigation to uphold the validity of patents to prevent infringement or to otherwise protect our proprietary rights can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use the challenged technologies without payment to us. There is no assurance that our patents, if issued, will not be infringed or successfully avoided through design innovation. Intellectual property lawsuits are expensive and would consume time and other resources, even if the outcome were successful. In addition, there is a risk that a court would decide that our patents, if issued, are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of a patent were upheld, a court would refuse to stop the other party from using the inventions, including on the ground that its activities do not infringe that patent. If any of these events were to occur, our business, financial condition and results of operations would be materially and adversely effected.

        In addition to the intellectual property and other rights described above, we also rely on unpatented technology, trade secrets, trademarks and confidential information, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect and it is possible that others will independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and advisors to execute a confidentiality and invention assignment agreement at the commencement of an employment or consulting relationship with us. However, it is possible that these agreements will not provide effective protection of our confidential information or, in the event of unauthorized use of our intellectual property or the intellectual property of third parties, provide adequate or effective remedies or protection.

        If our vaccine technology or our product candidates, including Stimuvax, conflict with the rights of others, we may not be able to manufacture or market our product candidates, which could have a material and adverse effect on us and on our collaboration with Merck KGaA.

        Issued patents held by others may limit our ability to develop commercial products. All issued patents are entitled to a presumption of validity under the laws of the United States. If we need licenses to such patents to permit us to develop or market our product candidates, we may be required to pay significant fees or royalties, and we cannot be certain that we would be able to obtain such licenses on commercially reasonable terms, if at all. Competitors or third parties may obtain patents that may cover subject matter we use in developing the technology required to bring our products to market, that we use in producing our products, or that we use in treating patients with our products. We know that others have filed patent applications in various jurisdictions that relate to several areas in which we are developing products. Some of these patent applications have already resulted in the issuance of patents and some are still pending. We may be required to alter our processes or product candidates, pay licensing fees or cease activities. Certain parts of our vaccine technology, including the MUC1 antigen, originated from third party sources. These third party sources include academic, government and other research laboratories, as well as the public domain. If use of technology incorporated into or used to produce our product candidates is challenged, or if our processes or product candidates conflict with patent rights of others, third parties could bring legal actions against us, in Europe, the United States and elsewhere, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. Additionally, it is not possible to predict with certainty what patent claims may issue from pending applications. In the United States, for example, patent prosecution can proceed in secret prior to issuance of a patent. As a result, third parties may be able to obtain patents with claims relating to our product candidates which they could attempt to assert against us. Further, as we develop our products, third parties may assert that we infringe the patents currently held or licensed by them and it is difficult to provide the outcome of any such action.

        There has been significant litigation in the biotechnology industry over patents and other proprietary rights and if we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license, grant cross-licenses and pay substantial royalties in order to continue to manufacture or market the affected products.

        There is no assurance that we would prevail in any legal action or that any license required under a third party patent would be made available on acceptable terms or at all. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of claims of patent infringement or violation of other intellectual property rights, which could have a material and adverse effect on our business, financial condition and results of operations.

        If any products we develop become subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, our ability to successfully commercialize our products will be impaired.

        Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third party payors to contain or reduce the costs of health care through various means. We expect a number of federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the form that any health care reform legislation may take or what actions federal, state, foreign and private payors may take in response to the proposed reforms. Therefore, it is difficult to provide the effect of any implemented reform on our business. Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

        Foreign governments often impose strict price controls, which may adversely affect our future profitability.

        We intend to seek approval to market our future products in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to government control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our future product to other available therapies. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

        We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

        The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

• decreased demand for our product candidates;

• impairment of our business reputation;

• withdrawal of clinical trial participants;

• costs of related litigation;

• substantial monetary awards to patients or other claimants;

• loss of revenues; and

• the inability to commercialize our product candidates.

        Although we currently have product liability insurance coverage for our clinical trials for expenses or losses up to a $10 million aggregate annual limit, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We face substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.

        Our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development and commercialization of our product candidates. We expect any product candidate that we commercialize with our collaborative partners or on our own will compete with existing, market-leading products and products in development.

        Stimuvax.    Currently, no product has been approved for maintenance therapy following induction chemotherapy for Stage III NSCLC, which is the indication for which Stimuvax is being developed. However, it is possible that existing or new agents will be approved for this indication. In addition, there are three vaccines in development for the treatment of NSCLC, including GSK's MAGE A3 vaccine in Phase 3, IDM Pharma Inc.'s EP-2101 in Phase 2 and Transgene S.A.'s TG-4010, also in Phase 2. To our knowledge, these vaccines are not currently being developed in the same indication as Stimuvax. However, subsequent development of these vaccines, including Stimuvax, may result in direct competition.

        Small Molecule Products.    PX-478 is a HIF-1 alpha inhibitor and we believe that at least one other company, Enzon Pharmaceutical, Inc., has a HIF-1 alpha anti-sense compound that is currently in Phase 1. There are also several approved targeted therapies for cancer and in development against which our small molecule products might compete. For example, Avastin is a direct inhibitor of vascular endothelial growth factor, or VEGF, and PX-478 is expected to lower levels of VEGF.

        Many of our potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to:

• design and develop products that are superior to other products in the market;

• attract qualified scientific, medical, sales and marketing and commercial personnel;

• obtain patent and/or other proprietary protection for our processes and product candidates;

• obtain required regulatory approvals; and

• successfully collaborate with others in the design, development and commercialization of new products.

        Established competitors may invest heavily to quickly discover and develop novel compounds that could make our product candidates obsolete. In addition, any new product that competes with a generic market-leading product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome severe price competition and to be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

        If we are unable to enter into collaborations with partners to perform sales and marketing functions, or build these functions ourselves, we will not be able to commercialize our product candidates.

        We currently do not have any internal sales, marketing or distribution capabilities. In order to commercialize any of our product candidates, we must either acquire or internally develop a sales, marketing and distribution infrastructure or enter into collaborations with partners to perform these services for us. Under our agreements with Merck KGaA, Merck KGaA is responsible for developing and commercializing Stimuvax, and any problems with that relationship could delay the development and commercialization of Stimuvax. Additionally, we may not be able to enter into collaborations with respect to our product candidates not covered by the Merck KGaA agreements on commercially acceptable terms, if at all. Factors that may inhibit our efforts to commercialize our product candidates without collaboration partners include:

• our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

• the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

• the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

• unforeseen costs and expenses associated with creating a sales and marketing organization.

        If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing and distribution infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

        If we lose key personnel, or we are unable to attract and retain highly-qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

        Our success depends in large part upon our ability to attract and retain highly qualified scientific, clinical, manufacturing, and management personnel. In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations. Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. In particular, we are in the process of recruiting a Chief Medical Officer to oversee our clinical development programs. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our continued ability to attract, retain and motivate highly-qualified management, clinical and scientific personnel. Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel. If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

        Furthermore, we have not entered into non-competition agreements with all of our key employees. In addition, we do not maintain "key person" life insurance on any of our officers, employees or consultants. The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

        Our business is subject to increasingly complex environmental legislation that has increased both our costs and the risk of noncompliance.

        Our business may involve the use of hazardous material, which will require us to comply with environmental regulations. We face increasing complexity in our product development as we adjust to new and upcoming requirements relating to the materials composition of many of our product candidates. If we use biological and hazardous materials in a manner that causes contamination or injury or violates laws, we may be liable for damages. Environmental regulations could have a material adverse effect on the results of our operations and our financial position. We maintain insurance under our general liability policy for any liability associated with our hazardous materials activities, and it is possible in the future that our coverage would be insufficient if we incurred a material environmental liability.

Item 6.  Exhibits.

Exhibit Number	Description

31.1	Certification of Chief Executive Officer and President Pursuant to Exchange Act Rule 13a-14(a)

31.2	Certification of Chief Financial Officer Pursuant to Exchange Act Rule 13a-14(a)

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOTHYREON INC.
(Registrant)

Date: November 13, 2007	/s/ Edward A. Taylor
Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary

INDEX OF EXHIBITS

Exhibit Number	Description

31.1	Certification of Chief Executive Officer and President Pursuant to Exchange Act Rule 13a-14(a)

31.2	Certification of Chief Financial Officer Pursuant to Exchange Act Rule 13a-14(a)

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002